UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1375208
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

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1000 Sagamore Parkway South
Lafayette, Indiana	47905
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Series D Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) is filed by Wabash National Corporation to amend and supplement the information set forth in the Form 8-A filed by the Company on December 28, 2005.

Item 1. Description of Registrant’s Securities to be Registered.

On March 30, 2015, Wabash National Corporation (the “Company”) executed an amendment (the “Amendment”) to the Rights Agreement by and between the Company and National City Bank and dated as of December 28, 2005 (as previously amended, the “Rights Agreement”). Pursuant to the Amendment, the Final Expiration Date (as defined in the Rights Agreement) was advanced from December 28, 2015 to March 30, 2015. As a result of the Amendment, effective as of the close of business on March 30, 2015, the Rights (as defined in the Rights Agreement) expire and are no longer outstanding and the Rights Agreement has terminated by its terms.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.3 and incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1	Certificate of Designation, Preferences and Rights of Series D Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 28, 2005).

Exhibit 4.1	Rights Agreement, dated as of December 28, 2005, by and between Wabash National Corporation and National City Bank (incorporated by reference to Exhibit 1 to Current Report on Form 8-A12B filed by the Company with the Securities and Exchange Commission on October 18, 2005).

Exhibit 4.2	Amendment No. 1 to Rights Agreement dated July 17, 2009 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2009).

Exhibit 4.3	Amendment No. 2 to Rights Agreement dated March 30, 2015 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2015).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WABASH NATIONAL CORPORATION

Date: March 30, 2015	By:	/s/ Erin J. Roth
Erin J. Roth
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number

Exhibit 3.1	Certificate of Designation, Preferences and Rights of Series D Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 28, 2005).

Exhibit 4.1	Rights Agreement, dated as of December 28, 2005, by and between Wabash National Corporation and National City Bank (incorporated by reference to Exhibit 1 to Current Report on Form 8-A12B filed by the Company with the Securities and Exchange Commission on October 18, 2005).

Exhibit 4.2	Amendment No. 1 to Rights Agreement dated July 17, 2009 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2009).

Exhibit 4.3	Amendment No. 2 to Rights Agreement dated March 30, 2015 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2015).